EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 20, 2011 (November 7, 2011, as to Note 8) relating to the consolidated financial statements of InvenSense, Inc. and subsidiaries (“the Company”) (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the adoption of Financial Accounting Standard Board’s Accounting Standards Codification Topic 815-40), appearing in the Prospectus dated November 15, 2011 filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s Registration Statement No. 333-167843 on Form S-1.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

November 17, 2011